Exhibit 99.1

BUTLER NATIONAL ENHANCES BOARD TO REINFORCE COMMITMENT TO LONG TERM SHAREHOLDER VALUE

Butler National Appoints Two Independent Directors and CEO to Board of Directors

New Century, Kan. – Feb. 14, 2024 - Butler National Corporation (OTCQB: BUKS), a leader in the growing global market for specialized aircraft structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces the appointment of Joseph P. Daly, Jeffrey D. Yowell, and Butler National Chief Executive Officer Christopher J. Reedy to the Board of Directors of the Corporation. With these appointments, the Butler National Board will comprise seven members.

Joseph P. Daly is the founder and Chief Executive Officer of Essig Research, Inc., a leading provider of high-tech engineering and manufacturing services with more than 30 years of expertise in aircraft powerplants. Mr. Daly is also currently a director at Autoscope Technologies (OTC: AATC) and serves as Chairman of the Nomination and Governance Committee. Since 2012, Mr. Daly has instructed courses in economics, global supply chain, and operations management at Northeastern University. Mr. Daly received his Bachelor of Science in Mechanical Engineering from Rensselaer Polytechnic Institute and his MBA and MS in Finance from Northeastern University.

Jeffrey D. Yowell is Board Chairman, Chairman of the Marketing Committee and Trustee of the Trust of Buffalo Funds, a family of ten mutual funds. Mr. Yowell is also the 2002 recipient of Ernst & Young Entrepreneur of the Year honors for business services in the Kansas and Western Missouri region and the company he founded, DATACORE Marketing, was the 2003 Kansas City Chamber of Commerce’s Ewing Kauffman Small Business of the Year for exceptional financial performance and future business viability. Mr. Yowell sold DATACORE Marketing and exited the business in 2014. Prior to DATACORE, Mr. Yowell was involved in Aviation Marketing. He now runs JDY, Inc., a C-Suite consulting business, as well as Getter Farms, LLC, a 2,000-acre agricultural operation. Mr. Yowell received a B.S. in Marketing from Trinity University and an M.B.A. from the University of Missouri – Kansas City.

Christopher J. Reedy, President and CEO, joined Butler National in November 2000, served as Secretary starting in 2005, was appointed COO in January of 2023 and CEO in May of 2023. Mr. Reedy’s unique combination of legal and engineering expertise has built a remarkable record of achievement in both the gaming and aerospace segments of Butler National. Mr. Reedy holds a Bachelor of Science in Electrical Engineering from Kansas State University, and a Juris Doctorate from the University of Missouri-Kansas City.

“The addition of Mr. Daly and Mr. Yowell as independent directors and Mr. Reedy in his CEO role is the logical transition of the Board as we maintain focus on the best interests of shareholders.” Commented R. Warren Wagoner, Chairman of the Board. Mr. Wagoner added: “Butler is fortunate to have two new extremely qualified independent directors, both with aviation experience. We are confident that the Board changes will more effectively position the Corporation for long term opportunities.”

Chris Reedy added, “I am confident that the energy, independence and commitment to long term shareholder value that both Mr. Yowell and Mr. Daly bring to the Board will inspire additional confidence in the stock and encourage recognition of value.” Mr. Daly added, “I have been a Butler National shareholder for more than ten years. I am committed to growing shareholder appreciation for the business, assisting with the appropriate recognition of value, and promoting governance.” Jeff Yowell added, “I am very excited to join the Butler National Corporation Board as the future of the company is very bright. Butler National is a leader in the aerospace and gaming industries, and I look forward to helping the business grow while looking out for the shareholders’ interests.”

The Board also remains comprised of R. Warren Wagoner, Chairman, David B. Hayden, John M. Edgar and Aric Peters.

About Butler National Corporation

Butler National Corporation, a 50-year old public stock company, is recognized for its unique aircraft modification products and professional gaming management services.

Butler National manufactures, sells and services systems for private, commercial and military aircraft through its subsidiaries: Avcon Industries, Inc., a leading provider of aircraft structural modifications and systems integrations for both commercial and government applications; Butler Avionics, Inc., an FAA-approved repair station specializing in avionics retrofits, overhauls, manufacturing and repair; and Butler National Corporation – Tempe, a manufacturer of electronic controls and cabling.

Butler National through its wholly-owned subsidiaries, BHCMC, LLC and Butler National Service Corporation, manages the Boot Hill Casino & Resort that features over 500 electronic gaming machines, 14 table games, and a 150-seat casual dining restaurant known as Firesides at Boot Hill. The facility also features a DraftKings branded retail sports book.

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For more information, contact:

David Drewitz, Investor Relations

david@creativeoptionscommunications.com

972-814-5723